Exhibit 2.3

CONTRIBUTION AGREEMENT

BY AND BETWEEN

HEARTHSTONE OPERATIONS, LLC

AND

HEARTHSTONE ASSISTED LIVING, INC.

Dated as of March 22, 2006

TABLE OF CONTENTS

ARTICLE I CONTRIBUTION OF ASSETS		1

1.1	Transfer of Contributed Assets	2
1.2	Assets Not Being Transferred	2
1.3	Further Assurances	3
1.4	Assignment of Contracts, Permits, Rights, Etc.	3

ARTICLE II ASSUMED OBLIGATIONS; EXCLUDED OBLIGATIONS		3

2.1	Liabilities Being Assumed at Closing	3
2.2	Liabilities Not Being Assumed	3

ARTICLE III CONSIDERATION TO COMPANY		4

3.1	Consideration to the Company	4
3.2	Working Capital Adjustment	4
3.3	Delivery of NewCo Shares at Closing	4

ARTICLE IV THE CLOSING		4

4.1	The Closing	4
4.2	Closing Deliveries by the Sellers	4
4.3	Closing Deliveries by NewCo	5

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		5

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF NEWCO		5

ARTICLE VII COVENANTS AND AGREEMENTS		5

7.1	Non-Solicitation of Hired Employees	5

ARTICLE VIII CLOSING CONDITIONS		6

8.1	Conditions to Obligations of NewCo	6
8.2	Conditions to Obligations of the Company	7

ARTICLE IX MISCELLANEOUS PROVISIONS		8

9.1	No Third Party Beneficiaries	8
9.2	Entire Agreement	8
9.3	Successors and Assigns	8
9.4	References and Construction	8
9.5	Notices	8
9.6	Specific Performance	9
9.7	Governing Law	9
9.8	Amendment	9
9.9	Waivers	9
9.10	Severability	9
9.11	Counterparts; Facsimile Signatures	10
9.12	Passage of Title and Risk of Loss	10

i

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is dated as of March 22, 2006 and entered into by and between Hearthstone Assisted Living, Inc., a Texas corporation (the “Company”), and Hearthstone Operations, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“NewCo”).

PREAMBLE

WHEREAS, the Company owns, directly or indirectly, all of the outstanding equity interests (the “Contributed Interests”) of the entities listed on Schedule A attached hereto (the “Contributed Subsidiaries”);

WHEREAS, the Company, directly and indirectly through the Contributed Subsidiaries, has been engaged in the business of owning and managing the assisted living facilities (the “Facilities”) set forth in Section 4.2(d) of the Company Disclosure Letter (the “Business”);

WHEREAS, simultaneously with the execution of this Agreement, the Company, NewCo and Nationwide are entering into a Master Transactions Agreement (the “Master Transactions Agreement”) pursuant to which such parties are making certain representations and warranties to each other and certain additional covenants and agreements with each other in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby as further inducements to the consummation of such transactions;

WHEREAS, as part of the Transactions contemplated by the Master Transactions Agreement, (a) immediately prior to the Closing (as defined herein), the Company and its then current Subsidiaries will enter into a series of Restructuring Transactions (as defined in the Master Transactions Agreement) whereby the Real Estate Assets and Real Estate Liabilities will be transferred to the Real Estate Entity, subject to the Facility Master Lease under which the various Contributed Subsidiaries will be lessee of the facilities (the “Facility Master Lease”), (b) as contemplated hereby, the Company will make the contributions, conveyances, assignments and/or transfers to NewCo of the Contributed Subsidiaries and all Contributed Assets of the Company and NewCo will assume, or cause the Contributed Subsidiaries to retain, the Assumed Liabilities, all on the terms and subject to the limitations, exclusions and conditions contained in this Agreement; and (c) immediately after the transactions contemplated hereby, all interests in NewCo will be sold to Hearthstone Senior Living Services, LLC (the “Operations Buyer”) pursuant to an Operations Purchase Agreement of even date herewith between the Company and the Operations Buyer;

WHEREAS, the parties intend that immediately following the transactions described in the preceding recital, the Company will merge with HAL Acquisition Corp. (the “Nationwide Purchaser”), with the Company surviving, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith by and among the Nationwide Purchaser, the Company and Nationwide, the sole shareholder of the Nationwide Purchaser, as a result of which merger, Nationwide through the Company will control the Real Estate Entity that will be the lessor under the Facility Master Lease;

WHEREAS, the parties hereto desire to set forth certain covenants made by each to the other as an inducement to the consummation of the transactions contemplated herein and certain additional agreements related thereto;

WHEREAS, certain capitalized terms used in this Agreement are defined on Annex I attached hereto.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CONTRIBUTION OF ASSETS

1.1 Transfer of Contributed Assets.

(a) On the terms and subject to the conditions contained in this Agreement, at the Closing the Company shall contribute, transfer and deliver to NewCo, and NewCo shall accept and acquire from the Company, all of the Company’s right, title and interest in, to and under all of the Contributed Interests and all of the Company’s other Assets other than the Excluded Assets, wherever located, including, without limitation, all Working Capital items, and the “Hearthstone” and “Carestone” names and marks (collectively, the “Contributed Assets”). As part of the Contributed Assets, the Company shall assign and transfer all of the Leases to which it is a party, other than those included in the Excluded Assets (the “Assigned Leases”) and all of the Contracts to which it is a party, other than those included in the Excluded Assets (the “Assigned Contracts”).

(b) In the event the contribution, lease, conveyance, assignment, license or transfer of any of the Permits included in the Contributed Assets (collectively referred to herein as the “Assigned Permits”) is unlawful or is not permissible under any agreement or under any Law, such terms for the purposes of this Agreement with respect to any such Assigned Permits shall be deemed to mean and require (i) the Company’s relinquishment of all of its right, title, benefit and interest in and to and authority under, such Assigned Permits as of the Closing and (ii) the issuance or grant to NewCo by the appropriate Governmental Entity or other third Person of a Permit conferring upon NewCo, as of the Closing, all right, title, benefit, interest and authority at least equal to that relinquished by the Company, as the case may be, including the right, authority and approval for NewCo to conduct the Business from and after the Closing in the same manner as the Company prior to the Closing.

1.2 Assets Not Being Transferred. On the Closing Date, the Company is not contributing, leasing, conveying, assigning, licensing, transferring or delivering to NewCo, and NewCo is not accepting or acquiring, any of the following Assets of the Company (all such Assets collectively, the “Excluded Assets”): the equity interests in the Real Estate Entity and any residual interests in the Real Estate Assets, if any.

1.3 Further Assurances. The Company shall at any time and from time to time during the period from and after the Closing until the later of (i) the fourth anniversary of the Closing Date or (ii) such time as all consents of any Governmental Entity or other third Person to the assignment of the Assigned Contracts and Assigned Permits have been obtained, upon the request of NewCo, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to sell, lease, convey, assign, license, transfer and deliver to NewCo, or to aid and assist in the collection of or reducing to possession by NewCo, of the applicable Contributed Assets, or to vest in NewCo good and marketable title to the Contributed Assets.

1.4 Assignment of Contracts, Permits, Rights, Etc. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any Assigned Contract, any Assigned Permit or Proceeding or right with respect to any benefit arising thereunder or resulting therefrom, if an attempted transfer, sublease or assignment thereof, without the required consent of any other party thereto or of any Governmental Entity or other third Person, would constitute a breach thereof or in any way affect the rights of NewCo or the Company thereunder or is unlawful or is not permissible under any agreement or under any Law.

ARTICLE II

ASSUMED OBLIGATIONS; EXCLUDED OBLIGATIONS

2.1 Liabilities Being Assumed at Closing. On the terms and subject to the conditions contained in this Agreement, simultaneously with the contribution, lease, conveyance, assignment, license, transfer and delivery to NewCo of the Contributed Assets at the Closing, (a) NewCo shall cause the Contributed Subsidiaries to retain all of their respective Liabilities (including all Liabilities as lessees under the Facility Master Lease) other than the Excluded Liabilities and (b) to the extent not covered by the foregoing retention, NewCo shall assume all of the Liabilities of the Company as of the Closing other than the Excluded Liabilities, including the obligation to pay the Positive Working Capital Amount (as defined in Schedule 3.2) to the Persons who were Shareholders of the Company immediately prior to the Effective Time (all such Liabilities other than Excluded Liabilities collectively, the “Assumed Liabilities”). Without limiting the generality of the foregoing, NewCo or its Subsidiaries shall become the sponsor, and the Company and its Subsidiaries shall cease to be the sponsor, of each Benefit Plan (as defined in the Master Agreement) as of the Effective Time.

2.2 Liabilities Not Being Assumed. NewCo and the Contributed Subsidiaries expressly do not retain or assume any of the following Liabilities of the Company or its Subsidiaries (collectively, the “Excluded Liabilities”): all Retained Debt and Defeased Debt (as such terms are defined in the Merger Agreement), any obligations of the Real Estate Entity (including any obligations under the Facility Master Lease) and all real estate conditions and Liabilities directly related to and arising as a result of the ownership of the Real Estate Assets. All Excluded Liabilities will remain the responsibility of the Company and the Real Estate Entity.

ARTICLE III

CONSIDERATION TO COMPANY

3.1 Consideration to the Company. In exchange for the Contributed Assets, NewCo will issue and deliver to the Company 100 shares of common capital stock of NewCo, $.0001 par value (the “NewCo Shares”), and shall assume the Assumed Liabilities (collectively, the “Company Consideration”).

3.2 Working Capital Adjustment. The Working Capital adjustment shall be computed in the manner set forth on Schedule 3.2 attached hereto. Any reference to this Section 3.2 in any Transaction Agreement shall be deemed to be a reference to this Section and Schedule 3.2 which is hereby incorporated by reference and made a part hereof.

3.3 Delivery of NewCo Shares at Closing. At the Closing, subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article VIII, and subject to and in accordance with the other terms and conditions of this Agreement, NewCo shall deliver a certificate or certificates representing the NewCo Shares to the Company.

ARTICLE IV

THE CLOSING

4.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, on the first Business Day immediately following the day on which the last of the conditions to each Party’s obligations under this Agreement (other than those that by their nature are intended to be satisfied at Closing) set forth in Article VIII shall have been satisfied or waived, or at such other time, date or place as the Parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

4.2 Closing Deliveries by the Sellers. At the Closing, the Company shall deliver to NewCo:

(a) one or more bills of sale for all of the Contributed Assets which are tangible personal property in substantially the form attached hereto as Exhibit 4.2(a) (the “Bills of Sale”), executed by the Company;

(b) one or more assignments of all of the Contributed Assets which are intangible personal property in substantially the form attached hereto as Exhibit 4.2(b), which assignment shall also contain NewCo’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreements”), executed by the Company;

(c) (i) assignments of all registered and pending tradenames, trademarks and service marks, patent applications and issued patents, and registered and pending copyrights included in the Contributed Assets (collectively, “Registered Intellectual Property”), in substantially the form attached hereto as Exhibit 4.2(c), executed by the Company; and

(ii) sufficient documentation and information (including, but not limited to, passwords) for NewCo to effect transfer of the Domain Names;

(d) stock or similar certificates representing all of the Contributed Interests in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached; and

(e) the certificates, consents and other Documents referred to herein as then deliverable by the Company.

4.3 Closing Deliveries by NewCo. At the Closing, NewCo shall deliver to or for the benefit of the Company (unless otherwise noted):

(a) the NewCo Shares;

(b) the Assignment and Assumption Agreements executed by NewCo; and

(c) the certificates, consents and other Documents referred to herein as then deliverable by NewCo.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each of the Parties hereby acknowledges that the Company is making certain representations and warranties to NewCo in the Master Transactions Agreement in connection with this Agreement and the transactions contemplated hereby, which representations and warranties constitute a material inducement to NewCo to enter into this Agreement and to consummate the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF NEWCO

Each of the Parties hereby acknowledges that NewCo is making certain representations and warranties to the Company in the Master Transactions Agreement in connection with this Agreement and the transactions contemplated hereby, which representations and warranties constitute a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Non-Solicitation of Hired Employees. Without the prior written consent of NewCo, neither the Company nor any of its Affiliates shall, for a period of two years after the Closing Date, hire or attempt to hire or solicit, induce or attempt to solicit or induce any Hired Employee to perform work or services for any individual or entity other than NewCo or any

Contributed Subsidiary or Affiliate of NewCo. The foregoing obligations of the Company and its Affiliates shall not apply to employees who are terminated or given notice thereof by NewCo or any of its Affiliates, as the case may be.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Obligations of NewCo.

(a) The obligation of NewCo to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) no court of competent jurisdiction in the United States or any other Governmental Entity, based otherwise than on any applicable antitrust Law, (A) shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Master Transactions Agreement, which Order or other action shall have become final and non appealable or (B) shall have failed to issue an Order or to take any other action necessary to fulfill the conditions to the Closing, and which denial of a request to issue such Order or take such other action shall have become final and non-appealable;

(ii) all applicable waiting periods (and any extensions thereof) under the Hart Scott Rodino Act shall have expired or otherwise been terminated;

(iii) the Parties shall have received (A) all material authorizations, consents and approvals and (B) all material licenses, registrations, certifications and accreditations, in the case of each of clauses (A) and (B), of Governmental Entities and other third parties (other than lenders under financing agreements) required in order to consummate the transactions contemplated by this Agreement and the Master Transactions Agreement or necessary for the lawful conduct of the Business by NewCo upon consummation of the transactions contemplated hereby;

(iv) the Merger Agreement shall not have been terminated;

(v) the Master Transactions Agreement shall not have been terminated;

(vi) NewCo shall have received all of the other Documents required by Section 4.2 to be delivered to NewCo; and

(vii) all actions to be taken by the Company in connection with consummation of the transactions contemplated by this Agreement and the Master Transactions Agreement, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this Agreement and the Master Transactions Agreement, shall have been reasonably satisfactory in form and substance to NewCo.

(b) NewCo may waive any condition specified in this Section 8.1.

8.2 Conditions to Obligations of the Company.

(a) The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) no court of competent jurisdiction in the United States or any other Governmental Entity, based otherwise than on any applicable antitrust Law, (i) shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Master Transactions Agreement, which Order or other action shall have become final and non appealable or (ii) shall have failed to issue an Order or to take any other action necessary to fulfill the conditions to the Closing, and which denial of a request to issue such Order or take such other action shall have become final and non appealable;

(ii) all applicable waiting periods (and any extensions thereof) under the Hart Scott Rodino Act shall have expired or otherwise been terminated;

(iii) the Parties shall have received (A) all material authorizations, consents and approvals and (B) all material licenses, registrations, certifications and accreditations, in the case of each of clauses (A) and (B), of Governmental Entities and other third parties (other than lenders under financing agreements) required in order to consummate the transactions contemplated by this Agreement and the Master Transactions Agreement or necessary for the lawful conduct of the Business by NewCo upon consummation of the transactions contemplated hereby;

(iv) the Merger Agreement shall not have been terminated;

(v) the Master Transactions Agreement shall not have been terminated;

(vi) Merger Purchaser and NewCo shall have satisfied their obligations under Section 8.1(d) of the Master Transactions Agreement;

(vii) the Company shall have received all of the other Documents required by Section 4.3 to be delivered to the Company; and

(viii) all actions to be taken by NewCo in connection with consummation of the transactions contemplated by this Agreement and the Master Transactions Agreement, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this Agreement and the Master Transactions Agreement, shall have been reasonably satisfactory in form and substance to the Company.

(b) The Company may waive any condition specified in this Section 8.2.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Third Party Beneficiaries. The Shareholders of the Company prior to Closing are third party beneficiaries of the obligation to pay the Positive Working Capital Amount, provided that the enforcement of such rights shall be made by the Shareholder Representatives acting on the Shareholders behalf; otherwise, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.2 Entire Agreement. This Agreement (including the documents referred to herein) and the Master Transactions Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, whether oral or written, and there are no representations, warranties or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth herein or therein or contemplated hereby or thereby.

9.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

9.4 References and Construction. In this Agreement: (a) unless the context requires otherwise, all references in this Agreement to articles, sections, subsections or other subdivisions shall be deemed to mean and refer to articles, sections, subsections or other subdivisions of this Agreement; (b) titles appearing at the beginning of any article, section, subsection or other subdivision are for convenience only and shall not constitute part of such article, section, subsection or subdivision and shall be disregarded in construing the language contained therein; (c) the words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (d) words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires; (e) pronouns in masculine, feminine or neuter genders shall be construed to include any other gender; (f) examples shall not be construed to limit, expressly or by implication, the matters they illustrate; (g) the word “or” is not exclusive and the word “includes” and its derivatives means “including, without limitation,” and corresponding derivative expressions; (h) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement or any provision hereof; (i) all references herein to “$” or “dollars” shall refer to U.S. Dollars; and (j) unless the context otherwise requires or unless otherwise provided herein, any reference herein to a particular agreement, instrument or document shall also refer to and include all schedules, attachments, appendices and exhibits to such agreement, instrument or document and all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document.

9.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be sent in accordance with Section 12.7 of the Master Transactions Agreement.

(b) If this Agreement provides for a designated period after a notice within which to perform an act, such period shall commence on the date of receipt or refusal of the notice.

(c) If this Agreement requires the exercise of a right by notice on or before a certain date or within a designated period, such right shall be deemed exercised on the date of delivery to the courier service, telecopying or mailing of the notice pursuant to which such right is exercised.

9.6 Specific Performance. Each of the Parties hereby expressly acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties hereby expressly agrees that each Party who is not then in material breach of its obligations under this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specific performance of the terms and provisions of this Agreement, in addition to any other remedy to which such Party may be entitled at law or in equity.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of laws rules, provisions or principles (whether of the State of New York or any other jurisdiction) the application of which would result in the application of the Laws of any jurisdiction other than the State of New York.

9.8 Amendment. No amendment, modification or supplement of this Agreement shall be binding unless it shall be specifically designated to be an amendment, modification or supplement of this Agreement and shall be executed in writing by the Parties hereto.

9.9 Waivers. No waiver of any of the provisions of this Agreement shall be binding upon a Party unless such waiver shall be in writing and specifically designated as such and shall be executed by the Party or Parties to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided therein.

9.10 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable by a court, tribunal or other forum of competent jurisdiction for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any subdivision of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (b) such provision will be deemed reformed to the extent necessary to conform to applicable Law and to give maximum effect to the intent of the Parties, or, if that is not possible, such provision shall be deemed severed from this Agreement; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any subdivision of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.11 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The Parties may sign and deliver this Agreement by facsimile transmission or by electronic mail in “portable document format.” Each Party agrees that the delivery of this Agreement by facsimile or by electronic mail in “portable document format” shall have the same force and effect as delivery of original signatures, and that each Party may use such facsimile or electronic mail signatures as evidence of the execution and delivery of this Agreement by all Parties to the same extent that an original signature could be used.

9.12 Passage of Title and Risk of Loss. Legal and equitable title to, and risk of loss with respect to, the Contributed Assets shall not pass to NewCo until the Closing occurs.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

THE COMPANY:

HEARTHSTONE ASSISTED LIVING, INC.

By:	/s/ Timothy P. Hekker
Name:	Timothy P. Hekker
Title:	President & CEO

NEWCO:

HEARTHSTONE OPERATIONS, LLC

By:	/s/ Timothy P. Hekker
Name:	Timothy P. Hekker
Title:	President & CEO

ANNEX I

DEFINITIONS

SEE SCHEDULE 3.2 TO THIS AGREEMENT FOR ADDITIONAL DEFINITIONS

“Affiliate” means, with respect to a specified Person, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

“Assigned Contracts” has the meaning set forth in Section 1.1(a).

“Assigned Leases” has the meaning set forth in Section 1.1(a).

“Assigned Permits” has the meaning set forth in Section 1.1(b).

“Assignment and Assumption Agreements” has the meaning set forth in Section 4.2(b).

“Assumed Liabilities” has the meaning set forth in Section 2.1.

“Bills of Sale” has the meaning set forth in Section 4.2(a).

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by applicable Law to be closed.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Working Capital Schedule” has the meaning set forth in Schedule 3.2.

“Closing Statement” has the meaning set forth in Schedule 3.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

Annex I - 1

“Company Disclosure Letter” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, indemnity, indenture, undertaking, promise, purchase order or other agreement, commitment, instrument, or concession (whether oral or in writing).

“Contributed Assets” has the meaning set forth in Section 1.1(a).

“Contributed Subsidiary” shall mean each Subsidiary of the Company listed on Schedule A.

“Documents” shall mean any paper or other material (including computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including legal opinions, mortgages, indentures, notes, instruments, leases, agreements, insurance policies, reports, studies, financial statements (including the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

“Domain Names” shall mean any top level domain name registrations used in the Business or that incorporate any tradenames, trademarks or service marks used in the Business.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 2.2.

“Facilities” has the meaning set forth in the recitals hereto.

“Facility Master Lease” has the meaning set forth in the recitals hereto.

“Governmental Entity” means any court, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, regulatory body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign.

“Hired Employees” means all employees of HMI who remain employed by HMI or who are employed by NewCo or an Affiliate of NewCo immediately following the Closing.

“HMI” means Hearthstone Management, Inc., a Texas corporation and a wholly-owned subsidiary of the Company that is one of the Contributed Subsidiaries.

“Law” means any United States (federal, state or local) or foreign law, statute, ordinance, rule, regulation or Order.

“Leases” means all lease agreements and other agreements for the lease, use or occupancy of, or of space in, certain facilities, buildings, offices, warehouses, structures, improvements, appurtenances, personal property, equipment, and fixtures used by the Company in connection with the Business.

Annex I - 2

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Master Transactions Agreement” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Nationwide Purchaser” has the meaning set forth in the recitals hereto.

“Neutral Auditor” has the meaning set forth in Schedule 3.2.

“NewCo” has the meaning set forth in the preamble hereto.

“Order” means any decree, judgment, injunction, ruling, writ or other order (whether temporary, preliminary or permanent) of any Governmental Entity.

“Participant” has the meaning given the term in the Company’s 2004 Gain Sharing Plan.

“Participants Fund” has the meaning set forth in the Merger Agreement.

“Party” or “Parties” means the Company and NewCo collectively or, individually, the Company or NewCo.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Person” means any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

“Positive Working Capital Amount” has the meaning given such term in Schedule 3.2.

“Proceedings” means any claim, action, suit, hearing, investigation or proceedings before any Governmental Entity or arbitrator.

“Real Estate Entity” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Real Property” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Registered Intellectual Property” has the meaning set forth in Section 4.2(c).

“Shareholder” or “Shareholders” has the meaning given such term in Section 1.1 of the Merger Agreement.

Annex I - 3

“Shareholder Representatives” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Subsidiary” means with respect to a specified Person, any other Person (A) of which such specified Person or any other Subsidiary of such specified Person is a general partner or managing member, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by such specified Person or by one or more of such specified Person’s Subsidiaries or (C) of which at least 50% of the equity interests (or economic equivalent) of such other Person are, directly or indirectly, owned or controlled by such specified Person or by one or more of such specified Person’s Subsidiaries.

“Target Amount” has the meaning set forth in Schedule 3.2.

“Transaction Fees” has the meaning set forth in the Master Transactions Agreement.

“Working Capital” has the meaning set forth in Schedule 3.2.

Annex I - 4